                                                                    Exhibit 10.5


                          PURCHASE AGREEMENT AMENDMENT

            Amendment dated February 24, 1995 to Agreement for the Purchase and Sale of the National Accounts Division of the Martin-Brower Company and Martin-Brower of Canada, Ltd. dated November 10, 1994 (the "Agreement") among The Martin-Brower Company, a corporation organized under the laws of Delaware and Martin-Brower of Canada, Ltd., a corporation organized under the laws of Ontario, Canada (collectively the "Sellers"), and ProSource, Inc., a corporation organized under the laws of Delaware (the "Buyer").

            The Agreement is hereby amended as follows:

            1. The definition of "Fiscal Closing Date" in Section 1.1 of the Agreement is amended to read in its entirety as follows :

                  "Fiscal Closing Date" means each of December 30, 1994, January
            27, 1995, February 24, 1995 and March 31, 1995.

            2. Section 1.1 of the Agreement is amended to add the following new definition:

                  "Note and Warrant" means a subordinated note and a warrant issued by the Buyer to The Martin-Brower Company having the terms set forth in Annex 1.1N.

            3. The definition of "Termination Date" in Section 1.1 of the Agreement is amended to read in its entirety as follows:

                  "Termination Date" means March 31, 1995.

            4. Section 2.1 of the Agreement is amended to read in its entirety as follows:

            2.1 Agreement to Purchase. In reliance upon the representations and warranties of the Buyer contained herein, and on the terms and subject to the conditions herein set forth, the Sellers agree to sell and deliver the Assets to the Buyer, and transfer the Liabilities. In reliance upon the representations and warranties of the Sellers contained herein, and on the terms and subject to the conditions herein set forth, the Buyer agrees to purchase, or cause to be purchased, the Assets and assume the Liabilities. In consideration of the sale of the Assets, the Buyer agrees to pay an aggregate purchase price of One Hundred Thirty-Two Million Dollars ($132,000,000) (the "PURCHASE PRICE"),
      of which One Hundred Twenty-Two Million Dollars ($122,000,000) shall be payable in cash at the Closing and Ten Million Dollars $(10,000,000) shall be payable by delivery of the Note and Warrant at the Closing. Simultaneously with the execution and delivery of this Agreement, Onex Corporation is entering into the Funding Agreement attached hereto as Annex 2.1.

            5. Section 2.3 of the Agreement is amended to read in its entirety as follows:

            2.3 Payment of Purchase Price. At Closing, the Buyer or its Designated Transferee shall pay the Purchase Price by (i) delivering the Note and Warrant to Sellers and (ii) delivering by wire transfer of immediately available funds to the account of The Martin-Brower Company, for the benefit of the Sellers, One Hundred Twenty-Two Million Dollars ($122,000,000). The wire transfer shall be made to Citibank, N.A., 399 Park Avenue, ABA 021000089, Account Number 40590527; provided, however, that the Sellers may designate an alternative account by notice to Buyer at least five business days prior to the Closing Date.

            6. Section 2.7(b) of the Agreement is amended to read in its entirety as follows:

            (b) The Sellers shall use reasonable efforts, and the Buyer shall cooperate with the Sellers (i) to obtain the consents and waivers necessary to convey to the Buyer all of the Restricted Assets, and (ii) to promptly convey to the Buyer the Restricted Assets for which the Sellers have received the necessary consents and waivers; provided, however, that any consideration paid therefor to the person from whom the consent or waiver is requested for the use of any Restricted Asset by both the Buyer and at least one of the Sellers and their affiliates (other than any Restricted Asset required to permit Buyer to provide services to Sellers under the Services Agreement) shall be borne by the Sellers; provided, further, that any consideration paid therefor with the approval of the Buyer and the Sellers to the person from whom the consent or waiver is requested for the use of any Restricted Asset by both the Buyer, and at least one of the Sellers and their affiliates pursuant to the Services Agreement, or any consideration paid therefor with the approval of the Buyer and the Sellers to the person from whom the consent or waiver is requested for any other Restricted Asset, shall be borne equally by the Buyer and the Sellers; provided, further, that the Sellers shall not amend or change any Restricted Asset without the prior written consent of the Buyer. The Sellers shall cooperate with the Buyer in making applications and filings or taking any other action necessary for the Buyer to obtain such franchises, licenses, permits or other instruments or agreements, if any, as are substantially equivalent to the Restricted Assets.

            7. Section 4.1(c) of the Agreement is amended to read in its entirety as follows:

            (c) Within five Business Days after the determination of the Net Assets Sold of the Business in accordance with paragraphs (a) and (b) above, the Buyer shall pay to the Sellers the amount, if any, by which the Adjusted Purchase Price exceeds the Purchase Price; or the Sellers shall pay to the Buyer the amount, if any, by which the Adjusted Purchase Price is less than the Purchase Price. Any payment pursuant to this Section 4.1(c) shall include interest thereon at the prime rate announced by Citibank, N.A. from time to time, accruing on such payment amount from the Closing Date until paid. Such payment shall be made by wire transfer to an account designated in writing to the obligated party by the receiving party. The "ADJUSTED PURCHASE PRICE" of the Business shall be an amount equal to (i) the Net Assets Sold of the Business on the Closing Date, which shall be equal to total Assets minus total Liabilities of the Business as reflected on the Statement of Net Assets Sold agreed by the parties pursuant to Section 4.1(a), or as determined by Deloitte & Touche pursuant to Section 4.1(b), plus (ii) Twelve Million Dollars ($12,000,000).

            8. Section 7.7(e) of the Agreement is amended to read in its entirety as follows:

            (e) Welfare Plan. Effective as of the Closing Date the Sellers shall cause each Hired Employee to cease to participate in each welfare benefit plan sponsored by the Sellers. The Sellers shall be liable for all claims incurred for treatments actually provided or services actually rendered, whether submitted or not, prior to Closing Date for Non-Hired Employees and prior to effective date of hire for Hired Employees. The Buyer shall offer participation under its welfare plan to all Hired Employees in accordance with the terms of the plans giving the Hired Employees credit for all years of service for employment with the Sellers including all years of service with Sellers under any applicable vacation pay policy of the Buyer. The Sellers shall satisfy any requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for Non-Hired Employees who were offered employment with the Buyer with compensation at the Employee's current rate of pay and benefits, taken as a whole, equal or greater in cost value to the benefit provided by the Sellers on the Closing Date. The Buyer shall satisfy any requirements of COBRA for Hired Employees and Non-Hired Employees who are not offered employment with Buyer with compensation at Employee's current rate of pay or benefits, taken as a whole, with equal or greater cost value than the benefits provided by Sellers on Closing Date. Payments made by Hired Employees during the current plan year toward the Sellers' medical plan deductibles shall be credited toward any deductible requirement in the Buyer's medical plan for the concurrent or overlapping plan year.

            9. Section 7.10 of the Agreement is amended to read in its entirety as follows:

            7.10 Trademark. The Buyer and the Sellers shall, at the Closing, enter into the Trademark License Agreement attached as Annex 7.10.

            10. Section 7.11 of the Agreement is amended to read in its entirety as follows:

            7.11 Environmental Inspection. The Buyer has had the right to inspect or test, or, at its sole cost and expense, contract with a third party to inspect and test the Owned Real Property, Leased Real Property and other Assets (at reasonable times), for purposes of confirming the presence of all required Permits, assessing compliance with Environmental Laws and determining whether any Hazardous Substance is present. If the Buyer asserts or claims that there has been a breach of the representations and warranties in Section 5.23, as a result of any reports prepared at the request of the Buyer by any third parties, then the Buyer shall, upon request of the Sellers, deliver copies to the Sellers' counsel of all such reports upon which such assertion or claims are based.

            11. Section 8.8 of the Agreement is deleted in its entirety.

            12. Section 11.6 of the Agreement is amended to read in its entirety as follows:

            11.6 Limitations as to Amount -- Sellers. Sellers shall have no liability (for indemnification or otherwise) with respect to any matter described in clause (i) or (ii) of Section 11.3 until the total of all such Damages exceeds $750,000, and then only for the amount by which such Damages exceed $750,000. Sellers' liability for Damages with respect to any matters described in clauses (i) or (ii) of Section 11.3 or any matter described in Section 11.4 shall not exceed $78,000,000 in the aggregate. However, this


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
      section shall not apply to (a) any intentional misrepresentation or any intentional breach of warranty or (b) any intentional failure to perform or comply with any agreement contained in this Agreement, and Sellers shall be liable for all Damages with respect thereto.

            13. Section 11.7 of the Agreement is amended to read in its entirety as follows:

            11.7 Limitations as to Amount -- the Buyer. The Buyer shall have no liability (for indemnification or otherwise) with respect to any matters described in clause (i) or (ii) of Section 11.5 until the total of all such Damages exceeds $750,000 and then only for the amount by which such Damages exceed $750,000. Buyer's liability for Damages with respect to any matters described in clauses (i) or (ii) of Section 11.5 shall not exceed $78,000,000 in the aggregate. However, this section shall not apply to (a) any intentional misrepresentation or intentional breach of warranty or (b) any intentional failure to perform or comply with any agreement contained in this Agreement, and the Buyer shall be liable for all Damages with respect thereto.

            14. The Agreement is amended to add Schedule 2.7 in the form attached to this Amendment, with the prior Schedule 2.7 deleted in its entirety. In the event that the consent received for any real or personal property listed on the original Schedule 2.7 is not valid on the Closing Date, such property shall be listed in the revised Schedule 2.7.

            15.   A new Section 13.15 is added to the Agreement as follows:

            13.15 Right to Entertain Offers. Notwithstanding any other provision of this Agreement, Sellers shall have the absolute right to entertain discussions with respect to the sale of the Business with parties other than the Buyer. Without limiting the generality of the foregoing, such right shall include a right to provide any potential purchaser of the Business with any documents, work papers and other materials in the possession of the Sellers relating to the Business, whether or not confidential, so long as the provision of such information is subject to comparable confidentiality limitations as those set forth in Section 13.14 of the Agreement. The parties expressly agree that entertainment of offers and provision of information by the Sellers in the manner set forth herein shall not constitute a violation or breach of this Agreement by the Sellers. In the event that prior to the Closing Date the Sellers receive a bona fide offer from a financially responsible party to purchase the Business at a price (and a cash component thereof) equal to or greater than the Purchase Price (and


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
      the cash component thereof) pursuant to a definitive agreement (the "Alternate Agreement"), Sellers shall have the absolute right (the "Alternate Agreement Termination Right"), with no liability to the Buyer, to give notice to Buyer that this Agreement will terminate concurrently with the execution and delivery of the Alternate Agreement on a date, not earlier that two Business Days after such notice is given, specified in such notice unless Buyer receives a commitment letter as described in the following sentence. Sellers' Alternate Agreement Termination Right shall terminate upon receipt by Sellers of a commitment letter in customary form from Buyer's bank for the financing required for the acquisition of the Business. Termination of Sellers' Alternate Agreement Termination Right shall not be interpreted (a) to preclude or restrict Sellers' right to entertain offers and provide information to potential purchasers of the Business set forth in this Section 13.15, or (b) to extend the Termination Date of this Agreement beyond March 31, 1995.

            16. The Agreement is amended to add Annex 1.1N in the form attached to this Amendment.

            17. Annex 8.7 of the Agreement is amended to read in its entirety as attached hereto, with the prior Annex 8.7 deleted in its entirety.

            18. The parties agree that notwithstanding any provision contained in the Agreement (other than Section 8.5), the failure of General Mills to make a final determination as to the renewal of its customer contract with the Sellers on or before the Closing Date shall not provide the Buyer with a basis for refusing to close the transaction contemplated therein.

                        SELLERS :
                        THE MARTIN-BROWER COMPANY.

                        By:/s/  John C. Winton
                           ----------------------------
                        Its:    Sr VP Finance
                            ---------------------------

                        MARTIN-BROWER OF CANADA, LTD.

                        By:/s/  John C. Winton
                           ----------------------------
                        Its:    Director
                            ---------------------------


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
                        BUYER:
                        PROSOURCE, INC.

                        By:/s/  D. R. PARKER
                           ----------------------------
                        Its:     Chairman
                            ---------------------------


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
                                                                    SCHEDULE 2.7

                                Restricted Assets

PART A. :   Consents to Assignment Constitute Conditions Precedent
            to Closing

1.    Assignment of Following License and Service Agreements
      Requires Approval of Buyer

      a.    Dun & Bradstreet Software Services, Inc. (McCormack &
            Dodge):
            - License and Maintenance Agreement. (Millennium)

      b.    Manugistics. Inc., formerly STSC:

            - Agreement for Consulting and Programming Services and Work
              Assignment Schedule dated 9/13/83

            - Agreement for APL*Plus Time Sharing Services and TRUCKS
              Supplement, dated 9/13/83

            - Work Assignment Schedule dated 6/18/87

            - Amended and Restated Software License Agreement dated 2/12/88

            - Addendum to Software License Agreement dated 2/12/88 and Letter dated 12/4/91

      c.    Computer Associates:

            - License Agreement for Program Product dated 3/15/89 (CA-DYNAM/T VM and VSE)

            - Pansophic Systems, Inc. Software License Agreement dated 10/12/90
              (Warehouse BOSS)

            - Order Form 3/31/93 (Warehouse BOSS)

      d.    Analysis, Inc. (CATOC Systems) :

            - Proposal for the Implementation of the CATOC Transportation
              Software System dated 9/2/92

            - Software Agreement dated 9/2/92

            - Software Support Agreement dated 9/2/92

      e.    CompuServe:

            - Network Services Agreement

      f.    Sterling Software (Netmaster):

            - License

      g.    Xerox Corporation:

            - Agreement for Maintenance of 2 Printers

2.    Equipment Lease Contracts

      a.    MetLife Capital, Limited Partnership:

            - Motor Vehicle Lease Agreement (Trailers) dated 2/4/87

      b.    MCC Leasing/Trust No. 92-01:

            - Motor Vehicle Lease Agreement (Trailers)

Draft dated 2/2/95 approved by all parties; awaiting execution copies.

3.    Real Estate Leases and Sidetrack Agreements

      a.    1020 31st Street, Downers Grove, Illinois

            - 6th Floor Lease dated 11/30/93

            - Lower Level Lease dated 5/31/94

      b.    4600 South Austin Avenue, Chicago, Illinois

            - Office Lease dated 11/22/77

      c.    CENTER 04 - ATLANTA, GEORGIA

            5155 Welcome All Road
            Atlanta, GA 30349

            - Warehouse Lease and Construction Agreement dated 9/14/90, as amended

            - Sidetrack Agreement with CSX Transportation

      d.    CENTER 45 - CHESTER, NEW YORK
            65 Leone Lane
            Chester, NY 10918

            - Warehouse Lease and Construction Agreement dated 2/17/86

      e.    CENTER 25 - COLUMBUS, OHIO
            4465 Industrial Center Drive
            Village of Obetz, OH 43207

            - Warehouse Lease and Construction Agreement dated 9/9/92

            - Sidetrack Agreement with CSX Transportation

      f.    CENTER 09 - DALLAS, TEXAS
            1603 North Gardenridge Blvd.
            Lewisville, Texas 75067

            - Commercial Lease dated 10/3/88

            - Standard Industrial Net Lease dated 9/4/91

            - Standard Commercial Lease dated 4/1/94

            - Sublease dated 7/20/93

      g.    CENTER 18 - WASHINGTON, D.C.
            425 Lee Hill Drive
            Fredericksburg, VA 22408

            - Sidetrack Agreement with CSX Transportation

      h.    CENTER 03 - LOS ANGELES, CALIFORNIA
            5598 Lindbergh Lane
            City of Bell, CA 90201

            - Lease Agreement dated 3/6/80, as amended


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
      i.    CENTER 43 - LOS ANGELES, CALIFORNIA
            145 North Willow
            City of Industry, CA 91746

            - Industrial Real Estate Lease dated 1/20/92

      j.    CENTER 22 - PORTLAND , OREGON
            13130 N.E. Airport Way
            Portland, OR 97230

            - Standard Industrial Lease dated 7/28/89

      k.    CENTER 33 - TRENTON, ONTARIO
            160 North Murray Street
            Trenton, Ontario

            - Lease dated 12/91

            - Agreement dated 11/8/91

4.    Owned Real Estate Sidetrack Agreements

      a.    CENTER 19 - ORLANDO, FLORIDA
            1090 Gills Drive
            Orlando, Florida 32824

            - Sidetrack Agreement with CSX Transportation

      b.    CENTER  01 - GRIDLEY, ILLINOIS
            202 North Ford Street
            Gridley, , Illinois 61744

            - Sidetrack Agreement with T, P & W

5.    Agreements in Form Approved by Buyer Requiring Third Party
      Signature Only

      a.    Access International:

            - Agreement

      b.    Anacomp, Inc.

            - Agreement (Microfiche)

      c.    IBM:

            - IBM Customer Agreement

      d.    Information Builders, Inc. :

            - License (FOCUS software)

      e.    Integral Systems

            - License for A/P Program

      f.    Macro 4, Inc. :

            - License

      g.    Phoenix Software Company:

            - License Agreement for Phoenix Software Products (DOS FALCON/PLUS)

      h.    Premenos Corp.:

            - License

      i.    Sentinel Computer Services:

            - Maintenance Agreement

      j.    Software Diversified Services:

            - License Agreement


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
      k.    The Associates:

            - Transfer and Assumption Agreement

      l.    Deutsche Credit Corporation:
            - Consent to Assignment

6.    Assignment of Following Customer Contracts Requires Buyer
      Signature Only

      a.    Long John Silver's

            - Agreement dated 4/7/94

            - Letter Agreements re: Fish Stockpiling and Buy-Ins

7.    Consents to Assignment Requiring Acknowledgment of
      Modifications Only

      a.    Sterling Software (VM software, Inc.):

            - License Agreement with Amendment dated 8/23/88

      b.    Pitney Bowes Credit Corp. :

            - Master Equipment Lease Agreement dated 3/9/89

            - Revised Addendum "B" Stipulated Loss Values (Trailers) dated
              1/17/90

      c.    John Hancock Leasing Corp. :

            - Master Lease dated 7/16/91

            - Acceptance Supplement (Trailers) dated 11/18/91

      d.    Data Exchange:

            - Lease Agreement (computers) dated 12/21/87

      e.    Tandet Eastern Limited:

            - Vehicle Lease

PART B. :   Consents to Assignment not a Condition Precedent to Closing

1. License and Service Agreements in Form Approved by Buyer requiring third party Signature Only

      a.    Data Base of Chicago, Inc. :

            - Service Agreement dated June 30, 1988

      b.    Dell Marketing I.P.

            - Corporate Performance Agreement


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
                                                                      ANNEX 1.1N

                    PROSOURCE, INC./THE MARTIN-BROWER COMPANY
                SUMMARY OF TERMS OF SUBORDINATED NOTE AND WARRANT

Subordinated Note:

      Principal amount        $10,000,000
      Maturity                March 31, 2002
      Amortization of
        principal             None

      Interest Rate: 0% in year 1; 4% per annum in years 2 and 3; 7% per annum in year 4; 10% per annum in year 5; and 13% per annum in years 6 and 7. Payment:
                              PIK in years 2 and 3; semi-
                              annual thereafter .

      Subordination           Subordinate to all bank and
                              other third party indebtedness
                              for money borrowed on terms
                              satisfactory to the senior
                              bank lenders.  Senior in
                              liquidation and upon default
                              to subordinated indebtedness
                              provided by affiliates.

      Security                None

      Covenants               As Per Attachment

      Transfer First refusal in favor of Onex. No transfer to a person engaged in the food distribution business or the fast food or casual dining restaurant business.

      Events of Default       As Per Attachment

Warrant :

      Securities subject to   5% of the fully-diluted common
      purchase                stock of ProSource, Inc., as
                              of, and giving effect to
                              common stock and options
                              issued in connection with, the
                              closing of the acquisition

      Exercise price          $3,500,000.00

      Payment If both the subordinated note and the warrant are held by Dalgety PLC or one of its subsidiaries, at the option of the holder, the exercise price of the warrant may be paid with part or all of the subordinated note, valued at its then fair market value

      Exercise period         April 1, 1997 to March 31, 2000. Exercisable
                              prior to that period in connection with a public offering by or sale of ProSource, Inc.

      Anti-dilution           Adjustment for stock
                              dividends, stock splits,
                              recapitalizations and the like

      Transfer First refusal in favor of Onex. No transfer to a person engaged in the food distribution business or the fast food or casual dining restaurant business

      Registration rights     The holder of the common stock issued upon
                              exercise of the warrant will have piggy-back registration rights on a parity with other stockholders

      Stockholders agreement  The holder of the common stock issued upon exercise of the warrant will have tag-along rights and be subject to drag-along and first refusal obligations


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
      Detachability           Warrants can be fully tradable
                              apart from the underlying
                              note, subject to the
                              restrictions above under the
                              caption "Transfer"

                                                        Attachment to Annex 1.1N

Covenants

      1. For each dollar of debt to affiliates/parent or subsidiaries to be retired/exchanged while the subordinated note is outstanding, Debtor must retire 66.6 cents of the subordinated note.

      2. Holder will have continuing access to financial statements of debtor.

      3. Debtor will maintain corporate existence, pay all required taxes and fees.

      4. Debtor will not claim benefit of any stay, extension or usury law that may affect its obligation to pay under the subordinated note.

      5. Prohibition of dividends prior to repayment of the note in full, except ordinary dividends in line with comparable companies.

      6. Limitations on the sale of substantially all of the assets of the debtor, unless note retired at face.

      7. Restrictions on transactions with affiliates, or investments in other entities (whether in the form of loans or equity), excluding the $750,000 per annum (subject to annual increase for increases in the CPI) management fee to be paid by debtor to Onex Corporation, which would have the same effect as a prohibited dividend.

Events of Default

      1.    Failure to pay interest or principal on the note.

      2.    Breach of any covenant, condition or agreement in the note.

      3.    Bankruptcy.

      4.    Cross acceleration.

                                                                      ANNEX 7.10

                           TRADEMARK LICENSE AGREEMENT

            This Agreement, executed and entered into this ___ day of ____, 1995, is by and between The Martin-Brower Company, a Delaware corporation, having its principal place of business at 1020 West 31st Street, Downers Grove, Illinois 60515-5508 (hereinafter referred to as "Licensor") and ProSource, Inc., a Delaware corporation, having its principal place of business at 550 Biltmore Way, 10th Floor, Coral Gables, Florida 33134 (hereinafter referred to as the "Licensee") .

                                   WITNESSETH:

            WHEREAS, pursuant to that certain Agreement for the Purchase and Sale of the National Accounts Division of Licensor and Martin-Brower of Canada, Ltd. by and between Licensee, Licensor and Martin-Brower of Canada, Ltd. dated November 10, 1994 (the "Purchase Agreement") Licensee agreed to acquire the Business (as such term is defined in the Purchase Agreement);

            WHEREAS, capitalized terms used herein shall have the meanings set forth in the Purchase Agreement, except as otherwise expressly defined herein;

            WHEREAS, Licensor is the owner of the trademark registration listed in Exhibit A hereto (hereinafter the "Mark"); and

            WHEREAS, the Licensee is desirous of using the Mark on the terms and conditions set forth herein;

            NOW, THEREFORE, the parties hereto hereby expressly agree as follows:

            1.    LICENSE GRANT.

            1.1 License. Subject to the termination provisions contained in
Section 1.3 hereof, and the other terms and conditions set forth herein, Licensor hereby grants a royalty free, non-exclusive, non-transferable, perpetual license to the Licensee and its subsidiaries to use the Mark within the Territory (as hereinafter defined) in the manner specified herein. The Licensee shall be entitled to use the Mark only in conjunction with the name ProSource, and in such cases, solely in activities related to the Business, or such other names as Licensee may use in the conduct of the Business. Except as provided in Section 1.2 hereof, Licensee shall not have the right to use the Mark with any coloring or colors that are the same as or confusingly similar to the dark blue and light blue colors used in the Mark by the Business on the date hereof. As used herein the Territory shall mean the United States, Canada and any country in which the Business was conducted prior to the Closing of the Agreement.

            1.2 Interim Use of Other Marks. During the six (6) month period commencing on the date of this Agreement, Licensee may continue to display on tractors, trailers, other vehicles and facilities acquired (or the use of which was acquired) by Licensee under the Purchase Agreement all names, designs, marks and other Proprietary Rights (collectively "IP Items") displayed on such tractors, trailers, other vehicles and facilities on the Closing Date.

            1.3 Termination. Upon the occurrence of a material breach of or default under this Agreement by the Licensee, Licensor shall provide written notice to the Licensee of that breach, and said breach shall be remedied or cured within sixty days of said notice. If the Licensee does not remedy or cure such breach or default within such sixty day period, the License granted herein shall automatically terminate at the end of said sixty day period. In the event of the termination of the License, the Licensee shall immediately discontinue all use of the Mark.

            1.4 Quality Control. The Licensee shall at all time during the term of this Agreement in conjunction with the use of the Mark maintain quality standards at least equal to those provided or established and maintained by Licensor as of the date hereof with respect to the Business.

            1.5 Use of the Mark. Licensee hereby acknowledges and agrees that
(i) the Mark is the exclusive property of Licensor, (ii) it will not do anything that, to the knowledge of Licensee, could reasonably be expected to invalidate the Mark or adversely affect Licensor's ownership thereof, and (iii) it will not during the term of this Agreement or thereafter, except with the prior written permission of Licensor, obtain or attempt to obtain any registration of the same Mark or any combination thereof with another name. The Licensee shall use such appropriate markings as required by applicable law in conjunction with the Licensee's use of the Mark, so as to show the protected or registered status of the Mark. The Licensee shall promptly furnish to Licensor upon written request, at the Licensee's sole expense, samples or photographs of the Licensee's advertisement and other uses of the Mark. Licensor shall have the right to review and consent in advance to any use of the Mark by Licensee, such consent not to be unreasonably withheld or delayed.

            2     INDEMNIFICATION.

            2.1 Indemnification by the Licensee. The Licensee hereby expressly acknowledges and agrees that maintenance of the required minimum quality control standards as set forth in Section 1.3 is the responsibility of the Licensee. The Licensee shall indemnify and hold Licensor harmless from all claims, demands, suits, actions, proceedings, costs, damages, expenses, and/or losses of any kind (including product liability) resulting from, arising out of, or in connection with, the Licensee's use of the Mark or interim use of an IP Item pursuant to the License granted herein, except to the extent resulting from, arising out of or in connection with any breach of the representations and warranties set forth in Section 2.2 or any actions, omissions or state of facts inconsistent with such representations and warranties. The Licensee may, at its own expense, promptly defend and continue the defense of any such claim, demand, suit, action or proceeding. If the Licensee fails to retain counsel or to undertake and continue such defense as aforesaid, Licensor shall have the right to make and continue such defense as may to it seem appropriate, and the expenses and costs thereof, including, but not limited to, attorneys' fees, out-of-pocket costs, and the costs of an appeal and the bond thereof, together with the amount of any judgment paid by Licensor, shall be paid by the Licensee upon demand. Nothing hereinbefore stated shall prevent Licensor from defending any such claim, demand, suit, action or proceeding at its own expense and risk through its own attorneys, notwithstanding that the defense thereof may have been undertaken by the Licensee, and the Licensee shall promptly notify Licensor of the commencement or threatened commencement of any such claim, demand, suit, action, or proceeding of which it has knowledge.

            2.2 Representations/Warranties of Licensor; Indemnification by Licensor. Licensor represents and warrants with respect to the Mark that (i) to the knowledge of Licensor, the Mark is duly registered with countries in which registrations have been filed and issued, (ii) Licensor has no knowledge of any litigation, proceedings, investigations or claims of any nature pending or threatened related to the Mark, and (iii) that use of the Mark in accordance with this Agreement will not violate the rights of any person or entity. Subject to the limitations on indemnification (both as to amount and time) set forth in Sections 11.2 and 11.6 of the Purchase Agreement, the Licensor shall indemnify and hold Licensee harmless from all claims, demands, suits, actions, proceedings, costs, damages, expenses, and/or losses of any kind resulting from, arising out of, or in connection with, any breach of the foregoing representations and warranties or any actions, omissions or state of facts inconsistent with such representations and warranties. Licensor may, at its own expense, defend any claim, demand, suit, action or proceeding with respect to the Mark. If the Licensor fails to retain counsel or to undertake and continue such defense as aforesaid, the Licensee shall have the right to make and continue such defense as it deems appropriate, and the expenses and costs thereof, including but not limited to, attorneys' fees, out-of-pocket costs, and the costs of an appeal and the bond thereof, together with the amount of any judgment paid by the Licensee, shall be paid by Licensor upon demand. Nothing hereinbefore stated shall prevent Licensee from defending any such claim, demand, suit, action or proceeding at its own expense and risk through its own attorneys, notwithstanding that the defense thereof may have been undertaken by the Licensor, and the Licensor shall promptly notify Licensee of the commencement of any such claim, demand, suit, action, or proceeding.

            3.    REGISTRATION AND ASSIGNMENT.

            3.1 Rights Non-Transferable. The Licensee agrees and understands that this License and the rights granted hereunder are nonassignable and nontransferable by the Licensee without the express written consent of the Licensor, which may be determined in Licensor's reasonable discretion. Notwithstanding the foregoing, Licensor shall have the absolute right to refuse an assignment of the rights granted hereunder to any transferee which, on the date of such proposed assignment, is a competitor (whether directly or indirectly) or Licensor, its ultimate parent, or any subsidiary or affiliate of such parent. Licensor has the right to assign or transfer its rights in and to the Mark (subject to the License granted hereunder) to any person, persons, entity or entities which it deems necessary and proper.

            4.    MISCELLANEOUS

            4.1 Nature of Relationship. Nothing herein contained shall be construed to place the parties hereto in a relationship of partners or joint venturers, and neither party shall have the power to obligate or bind the other in any manner whatsoever.

            4.2 Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof, and the remainder of this Agreement disregarding such invalid portion shall continue in full force and effect as though such void provision had not been contained herein.

            4.3 Governing Law. The validity, construction, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

            4.4 Waiver. The waiver by either of the parties hereto of any breach of any provision hereof by the other party shall not be construed to be either a waiver of any succeeding breach of any such provision or a waiver of the provision itself.

            4.5 Notices. All notices hereunder shall be made as set forth in Section 13.2 of the Purchase Agreement.

            4.6 Heading and Number. The heading for each paragraph of this Agreement is included for convenience of reference only and is not to be considered a part hereof, and shall not be deemed to modify, restrict, or enlarge any of the terms or provisions of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate .

            4.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all other agreements, understanding, negotiations, or representations, oral or written, between such parties.

            4.5 Execution in Counterparts. This Agreement and any amendments thereto shall be executed in multiple counterparts. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument .

            4.9 Amendment. No terms or provision contained herein shall be amended, modified or varied, except in writing signed by the parties hereto.

            IN WITNESS WHEREOF, the parties hereto have subscribed hereto through their duly authorized officers as of the date first written above.

                                        ProSource, Inc.

                                        By:_______________________
                                        Print Name: ___________________
                                        Print Title: _________________

                                        The Martin-Brower Company

                                        By:_______________________
                                        Print Name:__________________
                                        Print Title: __________________

                                                                       EXHIBIT A

                                    The Mark

            MB, including those letters in the style currently used by the Business, except with any coloring or colors that are the same as or confusingly similar to the dark blue and light blue colors used by the Business on the date hereof.

                                                                       ANNEX 8.7

                             ________________ 1995

Prosource, Inc.
550 Biltmore Way, 10th Floor
Coral Gables, Florida 33134

Re:   National Accounts Division of The Martin-Brower
      Company and Martin-Brower of Canada, Ltd.

Ladies and Gentlemen:

      We have acted as special counsel to The Martin-Brower Company ("MBC") , a Delaware corporation, and Martin-Brower of Canada, Ltd ("MBCL"), a corporation organized under the laws of Ontario, Canada (collectively, the "Sellers"), in connection with the execution and delivery of the Agreement for the Purchase and Sale of the National Accounts Division of The Martin-Brower Company and Martin-Brower of Canada, Ltd., dated November 10, 1994 (as amended on February 24, 1995, the Agreement") , entered into by and between ProSource, Inc., a Delaware corporation (the "Buyer"), and the Sellers pertaining to the sale by the Sellers of the National Accounts Division of the Sellers, and certain other agreements, instruments and documents related to the Agreement. This opinion is being delivered pursuant to Section 8.7 of the Agreement. capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Agreement.

      In our examination we have assumed the genuineness of all signatures including indorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Sellers and of BroMar Services, Inc. (the "Company") and its officers and other representatives and of public officials, including the facts set forth in the Officer's certificate described below.

      In rendering opinions set forth herein, we have examined and relied on originals or copies of the following:

      (a) the Agreement;

      (b) the Assignment and Assumption Agreement, the Trademark License Agreement, and the Service Agreement;

            (c)   certificate of the Sellers executed by                dated
the date hereof;

            (d) copies of the Articles of Incorporation and By-laws of the Sellers and the Company;

            (g) certificate from public officials in the state of Delaware and Illinois as to the good standing of the Company in each such jurisdiction; and

            (h) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

            The Agreement and the Assignment and Assumption Agreement, the Trademark License Agreement, and the Service Agreement shall hereinafter be referred to collectively as the "Documents". References to (i) "Applicable Laws" shall mean those laws, rules and regulations of the State of Illinois and of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Documents; (ii) the term "Governmental Authorities" means any Illinois or federal executive, legislative, judicial, administrative or regulatory body; (iii) the term "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws of the State of Illinois and the United States of America to the extent specifically referred to herein; (iv) the term "Applicable Orders" means those orders or decrees of Governmental Authorities identified on Schedule II to the Officer's Certificate; and (v) "Applicable Contracts" mean those agreements or instruments set forth on Schedule III to the officer's Certificate and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Company.

            The law covered by the opinions expressed herein is limited to the federal law of the United States and the law of the State of Illinois. We express no opinion as to the laws of any other jurisdiction. In this respect we call to your attention that certain of the transaction documents are governed by laws of jurisdictions other than those described above and have rendered the opinions herein as if such documents were governed by the laws of the State of Illinois; we express no opinion as to the effect of any such other laws on the opinions expressed herein.

            Our opinions are also subject to the following assumptions and qualifications:

            (a) each of the Documents constitutes the legal, valid and binding obligation of each party to the Documents (other the Sellers) enforceable against such parties (other than the Sellers) in accordance with their terms;

            (b) we express no opinion as to the effect on the opinions herein stated of (i) the compliance or non-compliance of any party (other than the Company) to the Documents with any state, federal or other laws or regulations applicable to them or (ii) the legal or regulatory status or the nature of the business of such other parties.

            (c) In rendering our opinions expressed below, we express no opinion as to the applicability or effect of any fraudulent transfer, bankruptcy preference or similar law on the Documents or any transactions contemplated thereby;

            (d) In rendering our opinions expressed below, we express no opinion as to the applicability or effect of any preference or similar law on the Documents or any transaction contemplated thereby;

            Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

            1. The Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement constitute binding obligations of the Sellers, enforceable against them in accordance with their respective terms, subject to the following qualifications:

            (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

            (ii) we express no opinion as to: the enforceability of any rights to contribution or indemnification provided for in the Documents which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

            (iii) we express no opinion with respect to the enforceability of
Section 7.13 of the Agreement to the extent it states that the provisions of the Documents are severable;

            (iv) we express no opinion with respect to the enforceability of the covenants contained in Section 13.7 of the Agreement which are violative of the public policy underlying any law, rule or regulation; and

            (v) we express no opinion with respect to the enforceability of
Section 13.11 of the Agreement to the extent it states that the parties waive all right to a trial by jury.

            2. Execution and delivery by the Sellers of, and performance of, the Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement do not (i) violate the terms of the constituent documents of the sellers, (ii) breach or otherwise violate any existing obligation of the Sellers under a Court Order listed in the attached officer's certificate or (iii) violate applicable provisions of statutory law or regulations .

            3. Except as set forth on Schedule 5.3 to the Agreement, no approval, authorization or other action by, or filing with, any governmental authority, is required for the valid execution and delivery by the Sellers of, and performance of their agreements in, the Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement.

            4. The Company, a wholly-owned subsidiary of MBC, has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in Illinois. The Company has the corporate power and authority to conduct its business .

            5. The Company's authorized capital stock consists of _____________ shares of common stock, par value ________ per share of which 2000 shares are issued and outstanding and held of record by MBC.

            This opinion is being furnished only to you and is solely for your benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without our prior written consent. We hereby consent to the delivery of this opinion to the lenders providing the financing contemplated by Section 8.5 of the Agreement.

                                        Very truly yours,